Exhibit 99.1

Kraton Performance Polymers, Inc. Announces First Quarter 2015 Results
HOUSTON, April 29, 2015 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter ended March 31, 2015.

2015 FIRST QUARTER OVERVIEW

•	Sales volume was 74.4 kilotons in the first quarter 2015 and 2014.

•
Gross profit was $46.6 million in the first quarter 2015 compared to $57.1 million in the first quarter 2014. Adjusted gross profit(1) (non-GAAP) was $80.0 million, or $1,075 per ton, in the first quarter 2015 compared to $66.2 million, or $890 per ton, in the first quarter 2014.

•	Record first quarter 2015 Adjusted EBITDA(1) (non-GAAP) of $49.2 million, an increase of $11.7 million, compared to $37.5 million in the first quarter 2014.

•	First quarter 2015 net loss attributable to Kraton was $(9.5) million, or $(0.30) per diluted share, compared to a net loss of $(7.9) million, or $(0.24) per diluted share, in the first quarter 2014.

•
First quarter 2015 adjusted net income attributable to Kraton(1) (non-GAAP) was $24.2 million, or $0.76 per diluted share, compared to $11.0 million, or $0.33 per diluted share, in the first quarter 2014.

•	Net cash used in operating activities was $6.5 million in the first quarter 2015, compared to net cash used in operating activities of $53.6 million in the first quarter 2014.

	Three months ended March 31,
($ in thousands, except per share amounts)	2015	2014
Sales volume (in kilotons)	74.4	74.4
Revenue	$261,429	$311,656
EBITDA	$11,741	$14,675
Adjusted EBITDA (1)	$49,249	$37,494
Net loss attributable to Kraton (GAAP)	$(9,456)	$(7,909)
Adjusted net income attributable to Kraton (1)	$24,164	$10,961
Loss per diluted share (GAAP)	$(0.30)	$(0.24)
Adjusted earnings per diluted share (1)	$0.76	$0.33
Net cash used in operating activities	$(6,497)	$(53,587)
_______________________________________

(1)	See Non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

“Our record results for the first three months of 2015 reflect solid business fundamentals, principally resulting from lower raw material costs, butadiene in particular, allowing for adjusted gross margin expansion well in excess of our targeted, long-term, $1,000 per ton stated objective, and equally important, allowing for selling prices to reflect a truer, value-driven competitive alternative for our customers,” said Kevin M. Fogarty, Kraton's President and Chief Executive Officer. “Although overall sales volume was unchanged compared to the first quarter 2014, we saw volume growth in Performance Products and a continuation of the sales volume growth trend for Cariflex products, offset by lower sales volume in Specialty Polymers, principally due to lower sales into lubricant additive and, to a lesser extent, personal care applications. As we have discussed in prior quarters, the shift by certain of our personal care customers to lower-cost materials is now behind us. In fact, while sales volume into personal care applications was down compared to the first quarter 2014, sales volume actually increased sequentially when compared to the fourth quarter 2014,” added Fogarty.
“Our innovation-led, portfolio shift continued to make progress as the percentage of revenue derived from innovation and differentiated product grades improved 100 basis points to 58% of our overall quarterly sales mix, as compared to the first quarter 2014. With our continued focus on portfolio shift, Specialty Polymers and Cariflex revenue for the trailing twelve month period ended March 31, 2015 now represents 34% and 12%, respectively, of Kraton’s overall revenue, up from 32% and 10% of overall revenue for the trailing twelve months ended March 31, 2014. Looking at the geographic split of our revenue, Asia now accounts for 25% of trailing twelve month revenue, up from 22% for the trailing twelve months ended March 31, 2014,” said Fogarty.

“The continued decline in overall raw material costs, particularly for butadiene, contributed to unit margin expansion in the quarter, which more than offset headwinds associated with currency moves. In addition, our first quarter 2015 results benefited from actions previously taken that we expect will provide $18 million of cost reductions in 2015. As mentioned previously, these cost reduction efforts represent the first phase of an overall set of objectives to reset Kraton’s cost structure, one of three key elements of our previously announced strategic plan, which also includes initiatives related to innovation to revitalize organic growth, as well as a focus on identifying and capturing strategic acquisitions that we believe would be complementary to Kraton’s existing product portfolio,” said Fogarty. “We look forward to providing specifics around this strategic plan, and in particular, the resulting impact such cost reset initiatives are expected to have on our three-year financial outlook, during our 2015 investor day to be held June 16th in New York City.”
Q1 2015 VERSUS Q1 2014 RESULTS
Revenue was $261.4 million for the three months ended March 31, 2015 compared to $311.7 million for the three months ended March 31, 2014, a decrease of $50.2 million, or 16.1%. Excluding the $22.6 million negative effect from currency movements, revenue would have declined $27.6 million, or 8.9%, with the decrease driven primarily by lower average selling prices reflective of lower average raw material prices. First quarter 2015 sales volumes were 74.4 kilotons, unchanged compared to the first quarter of 2014, as higher sales volumes in the Performance Products and CariflexTM businesses were offset by lower Specialty Polymers sales volumes.
With respect to revenue in each of our product groups:

•
Cariflex™ revenue was $34.8 million for the three months ended March 31, 2015 compared to $35.4 million for the three months ended March 31, 2014, a decline of $0.5 million, or 1.5%. Excluding a $2.0 million negative effect from currency fluctuations, revenue would have increased $1.5 million, or 4.3%. Cariflex sales volumes increased 3.6% compared to the first quarter 2014.

•
Specialty Polymers revenue was $91.7 million for the three months ended March 31, 2015 compared to $108.3 million for the three months ended March 31, 2014. The $16.7 million, or 15.4%, revenue decline (a decline of $11.2 million, or 10.4%, excluding a $5.5 million negative effect from currency fluctuations) was due to lower average selling prices reflective of lower raw material costs and a 4.8% decline in sales volumes. The decline in sales volume was primarily due to lower sales into lubricant additive applications resulting from inventory reduction measures of a significant customer, and, to a lesser extent, lower sales into personal care applications, partially offset by higher sales into differentiated applications such as protective films, medical, and cable gels. Excluding the impact of lower sales volume into lubricant additive applications, sales volume for Specialty Polymers increased 1.6% compared to the first quarter 2014.

•
Performance Products revenue was $134.8 million for the three months ended March 31, 2015 compared to $167.9 million for the three months ended March 31, 2014. The $33.1 million, or 19.7%, revenue decline (a decline of $18.0 million or 10.7% excluding a $15.1 million negative effect from currency fluctuations) was due to lower average selling prices reflective of lower raw material costs, partially offset by a 1.5% increase in sales volume. The increase in sales volume was primarily due to higher personal care sales in Europe and paving sales in North America, partially offset by lower paving sales in South America.

Gross profit was $46.6 million for the three months ended March 31, 2015 compared to $57.1 million for the three months ended March 31, 2014. Adjusted gross profit (non-GAAP) was $80.0 million, or $1,075 per ton, for the three months ended March 31, 2015 compared to $66.2 million, or $890 per ton, for the three months ended March 31, 2014. This growth reflects increased unit margins across all product groups, which more than offset the negative effect from currency fluctuations of $3.9 million, or the equivalent of approximately $52 per ton.
Research and development expenses were $7.9 million for the three months ended March 31, 2015 compared to $8.3 million for the three months ended March 31, 2014, a decrease of $0.4 million or 4.2% primarily due to a $0.5 million positive effect from currency fluctuations.
Selling, general and administrative expenses were $26.9 million for the three months ended March 31, 2015 compared to $34.2 million for the three months ended March 31, 2014, a decrease of $7.3 million or 21.2%. This decrease was primarily due to an $8.9 million reduction in transaction and acquisition related costs and a $0.9 million positive effect from currency fluctuations. These decreases were partially offset by a $1.8 million increase in professional fees and a $0.8 million increase in restructuring and related costs.

Adjusted EBITDA (non-GAAP) in the first quarter 2015 was $49.2 million, or 18.8% of revenue, compared to $37.5 million, or 12.0% of revenue, in the first quarter 2014, representing an $11.7 million, or 31.4%, improvement despite a $2.5 million negative impact from foreign currency fluctuations.
First quarter 2015 net loss attributable to Kraton was $(9.5) million, or $(0.30) per diluted share, compared to the first quarter 2014 net loss of $(7.9) million, or $(0.24) per diluted share. Adjusted net income attributable to Kraton (non-GAAP) was $24.2 million, or $0.76 per diluted share, in the first quarter 2015 compared to adjusted net income attributable to Kraton of $11.0 million, or $0.33 per diluted share, in the first quarter 2014, representing a $0.43 per diluted share improvement despite a $0.07 per share negative impact from foreign currency fluctuations.
CASH FLOW
Cash used in operating activities was $6.5 million in the first quarter 2015 compared to $53.6 million used in operating activities in the first quarter 2014. The increase in operating cash flows reflects a decrease in the cost of raw material and finished goods inventories in the first quarter 2015 and other reductions in working capital primarily associated with the timing of cash receipts and disbursements.
OUTLOOK
“Based upon our current market view and our outlook for raw material costs, we believe our full year 2015 results will reflect adjusted gross profit of $900 to $925 per ton, an increase of $56 to $81 per ton compared to $844 per ton in 2014. This expected range takes into consideration higher turnaround costs compared to 2014, most of which will be incurred in the remaining nine months of the year, additional currency headwinds associated with the strong U.S. dollar and lower average selling prices associated with lower raw material prices, principally for butadiene,” said Stephen E. Tremblay, Kraton's Executive Vice President and Chief Financial Officer.
We currently estimate that our results in the second quarter of 2015 will reflect a negative spread between FIFO and ECRC of approximately $10.0 million to $15.0 million. Following a trend of declining raw material prices that began in mid-2014, we believe that butadiene prices may have reached cycle lows during the first quarter of 2015. Taking supply and demand fundamentals into consideration, we currently expect relative stability in butadiene prices for the remainder of the next year. We believe this is a positive environment for our business, as lower average selling prices in combination with the performance qualities of Kraton's product offering, provide a strong value proposition relative to competing materials. Furthermore, while the strengthening of the U.S. Dollar against the Euro has created headwinds in terms of the translation effect, from a business standpoint, it is improving the competitive dynamics of our manufacturing plants in Europe relative to Asian producers who are exporting into Europe.
SHARE REPURCHASE PROGRAM
On October 27, 2014, the Kraton board of directors approved a share repurchase program through which we were authorized to repurchase outstanding shares of our common stock having an aggregate purchase price of up to $50.0 million, with such program financed through a combination of cash and debt. The authorization provided for the repurchase of shares of common stock over a two year period, through open market purchases at prevailing market prices, through privately negotiated transactions, or through a trading program under Rule 10b5-1, subject to market and business conditions, applicable legal requirements and other considerations. During the first quarter 2015, we repurchased 662,543 shares of our common stock at an average price of $19.41 and a total cost of $12.9 million (excluding trading commissions). From the inception of the program through March 31, 2015, we have repurchased a total of 1,660,623 shares of our common stock at an average price of $18.97 per share and a total cost of $31.5 million (excluding trading commissions). We are not obligated to acquire any specific number of shares of our common stock.
USE OF NON-GAAP FINANCIAL MEASURES
This earnings release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted Gross Profit and Adjusted Net Income attributable to Kraton (or earnings per share). Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable GAAP financial measure.

We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. For EBITDA, these limitations include: EBITDA does not reflect the significant interest expense on our debt; EBITDA does not reflect the significant depreciation and amortization expense associated with our long-lived assets; EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in the debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements; and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC (for additional information on the impact of the spread between the FIFO basis of accounting and ECRC, see Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014), but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP; and Adjusted EBITDA may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our debt agreements. Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. As a measure of our performance, Adjusted Gross Profit is limited because it often will vary substantially from gross profit calculated in accordance with U.S. GAAP due to volatility in raw material prices. Finally, we prepare Adjusted Net Income attributable to Kraton by eliminating from net income the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC. Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures.
CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, April 30, 2015 at 9:00 a.m. (Eastern Time) to discuss first quarter 2015 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-857-6511. International dial-in #: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on April 30, 2015 through 1:59 a.m. (Eastern Time) on May 30, 2015. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 888-566-0691.

ABOUT KRATON
Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, "Kraton"), is a leading global producer of engineered polymers and one of the world's largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. Kraton offers products to more than 800 customers in over 60 countries worldwide. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, which we believe is the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the Company, please visit www.kraton.com.
Kraton, the Kraton logo and design, and the "Giving Innovators their Edge" tagline are all trademarks of Kraton Polymers LLC.

FORWARD LOOKING STATEMENTS
This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook,” “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions, including the matters described under the caption “Outlook.”
All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part II, Item 1A. Risk Factors” and “Part I, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: conditions in the global economy and capital markets; declines in raw material costs; our reliance on LyondellBasell Industries for the provision of significant operating and other services; the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition from other producers of SBCs and from producers of products that can be substituted for our products; our ability to produce and commercialize technological innovations; our ability to protect our intellectual property, on which our business is substantially dependent; hazards inherent to the chemical manufacturing business; other risks, factors and uncertainties described in this press release and our other reports and documents; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such information in light of new information or future events.

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)
	Three months ended March 31,
	2015	2014
Revenue	$261,429	$311,656
Cost of goods sold	214,868	254,583
Gross profit	46,561	57,073
Operating expenses:
Research and development	7,947	8,297
Selling, general and administrative	26,949	34,218
Depreciation and amortization	15,296	16,409
Total operating expenses	50,192	58,924
Earnings of unconsolidated joint venture	76	117
Interest expense, net	6,120	6,338
Loss before income taxes	(9,675)	(8,072)
Income tax expense	66	122
Consolidated net loss	(9,741)	(8,194)
Net loss attributable to noncontrolling interest	(285)	(285)
Net loss attributable to Kraton	$(9,456)	$(7,909)
Loss per common share:
Basic	$(0.30)	$(0.24)
Diluted	$(0.30)	$(0.24)
Weighted average common shares outstanding:
Basic	31,067	32,162
Diluted	31,067	32,162

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except par value)
	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$39,791	$53,818
Receivables, net of allowances of $301 and $245	121,004	107,432
Inventories of products	279,438	326,992
Inventories of materials and supplies	10,782	10,968
Deferred income taxes	7,487	7,247
Other current assets	22,406	24,521
Total current assets	480,908	530,978
Property, plant and equipment, less accumulated depreciation of $382,482 and $387,463	455,644	451,765
Intangible assets, less accumulated amortization of $91,723 and $88,939	48,518	49,610
Investment in unconsolidated joint venture	11,235	12,648
Debt issuance costs	6,473	7,153
Deferred income taxes	2,142	2,176
Other long-term assets	26,532	28,122
Total assets	$1,031,452	$1,082,452
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$135	$87
Accounts payable-trade	51,210	72,786
Other payables and accruals	41,169	50,888
Deferred income taxes	1,431	1,633
Due to related party	15,573	18,121
Total current liabilities	109,518	143,515
Long-term debt, net of current portion	392,517	351,785
Deferred income taxes	11,853	15,262
Other long-term liabilities	102,499	103,739
Total liabilities	616,387	614,301
Commitments and contingencies (note 10)
Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 31,377 shares issued and outstanding at March 31, 2015; 31,831 shares issued and outstanding at December 31, 2014	314	318
Additional paid in capital	354,644	361,342
Retained earnings	154,648	168,041
Accumulated other comprehensive loss	(132,302)	(99,218)
Total Kraton stockholders' equity	377,304	430,483
Noncontrolling interest	37,761	37,668
Total equity	415,065	468,151
Total liabilities and equity	$1,031,452	$1,082,452

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)
	Three months ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net loss	$(9,741)	$(8,194)
Adjustments to reconcile consolidated net loss to net cash used in operating activities:
Depreciation and amortization	15,296	16,409
Amortization of debt premium	(42)	(40)
Amortization of debt issuance costs	551	553
Loss (gain) on disposal of property, plant and equipment	17	(17)
Earnings from unconsolidated joint venture, net of dividends received	287	370
Deferred income tax benefit	(2,254)	(2,393)
Share-based compensation	2,609	3,614
Decrease (increase) in:
Accounts receivable	(20,464)	(20,748)
Inventories of products, materials and supplies	35,361	(14,300)
Other assets	177	573
Increase (decrease) in:
Accounts payable-trade	(16,958)	(24,362)
Other payables and accruals	(7,091)	(6,617)
Other long-term liabilities	(1,688)	582
Due to related party	(2,557)	983
Net cash used in operating activities	(6,497)	(53,587)
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant and equipment	(14,725)	(15,205)
KFPC purchase of property, plant and equipment	(15,968)	(4,980)
Purchase of software and other intangibles	(541)	(1,062)
Net cash used in investing activities	(31,234)	(21,247)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	25,000	—
Repayments of debt	(5,000)	—
KFPC proceeds from debt	19,977	—
Capital lease payments	(32)	(3,011)
Purchase of treasury stock	(13,429)	(429)
Proceeds from the exercise of stock options	181	535
Net cash provided by (used in) financing activities	26,697	(2,905)
Effect of exchange rate differences on cash	(2,993)	(814)
Net decrease in cash and cash equivalents	(14,027)	(78,553)
Cash and cash equivalents, beginning of period	53,818	175,872
Cash and cash equivalents, end of period	$39,791	$97,319
Supplemental disclosures:
Cash paid during the period for income taxes, net of refunds received	$1,963	$2,293
Cash paid during the period for interest, net of capitalized interest	$11,183	$11,608
Capitalized interest	$1,016	$636
Supplemental non-cash disclosures:
Property, plant and equipment accruals	$3,410	$15,168
Asset acquired through capital lease	$681	$7,033

KRATON PERFORMANCE POLYMERS, INC. CONSOLIDATING SUMMARY OF CASH FLOW AND DEBT (Unaudited) (In millions)
	Three months ended March 31, 2015
	Kraton	KFPC	Consolidated
Operating activities	$(4.7)	$(1.8)	$(6.5)
Investing activities	$(15.2)	$(16.0)	$(31.2)
Financing activities	$6.7	$20.0	$26.7
Foreign currency impact	$(3.8)	$0.8	$(3.0)
Beginning cash	$45.8	$8.0	$53.8
Ending cash	$28.8	$11.0	$39.8
Debt	$372.5	$20.1	$392.6
Net Debt	$343.7	$9.1	$352.8

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (Unaudited) (In thousands)
	Three Months Ended March 31,
	2015	2014
	(In thousands)
Gross profit	$46,561	$57,073
Add (deduct):
Restructuring and other charges (a)	28	491
Production downtime (b)	(157)	12,413
Non-cash compensation expense	157	217
Spread between FIFO and ECRC	33,408	(4,024)
Adjusted gross profit	$79,997	$66,170

(a)	Severance expenses and other restructuring related charges.

(b)
Weather-related production downtime at our Belpre, Ohio, facility and an operating disruption from a small fire at our Berre, France, facility. In 2015, the reduction in costs is due to an additional insurance recovery related to the Belpre production downtime.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET LOSS ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended March 31,
	2015	2014
	(In thousands)
Net loss attributable to Kraton	$(9,456)	$(7,909)
Net loss attributable to noncontrolling interest	(285)	(285)
Consolidated net loss	(9,741)	(8,194)
Add:
Interest expense, net	6,120	6,338
Income tax expense	66	122
Depreciation and amortization	15,296	16,409
EBITDA	11,741	14,675
Add (deduct):
Restructuring and other charges (a)	819	521
Transaction and acquisition related costs (b)	328	9,236
Production downtime (c)	(108)	13,013
KFPC startup costs (d)	452	459
Non-cash compensation expense (e)	2,609	3,614
Spread between FIFO and ECRC	33,408	(4,024)
Adjusted EBITDA	$49,249	$37,494
____________________________________________________

(a)
Severance expenses, professional fees and other restructuring related charges which are primarily recorded in selling, general and administrative expenses in 2015 and primarily in cost of goods sold in 2014.

(b)	Primarily professional fees related to the terminated Combination Agreement with LCY, which are recorded in selling, general and administrative expenses.

(c)
Weather-related production downtime at our Belpre, Ohio, facility and an operating disruption from a small fire at our Berre, France, facility. In 2014, $12.4 million is recorded in cost of goods sold and $0.6 million is recorded in selling, general and administrative expenses. In 2015, the reduction in costs is due to an additional insurance recovery related to the Belpre production downtime, which is recorded in cost of goods sold.

(d)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general and administrative expenses.

(e)
In 2015, $2.2 million, $0.2 million, and $0.2 million and in 2014, $3.1 million, $0.3 million, and $0.2 million is recorded in selling, general and administrative expenses, research and development expenses, and cost of goods sold, respectively.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended March 31, 2015				Three Months Ended March 31, 2014
	Income (Loss) Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS	Income (Loss) Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS
GAAP Loss	$(9,675)	$66	$(285)	$(0.30)	$(8,072)	$122	$(285)	$(0.24)
Restructuring and other charges (a)	819	26	—	0.02	521	99	—	0.01
Transaction and acquisition related costs (b)	328	7	—	0.01	9,236	—	—	0.28
Production downtime (c)	(108)	(2)	—	—	13,013	—	—	0.39
KFPC startup costs (d)	452	76	188	0.01	459	79	190	0.01
Spread between FIFO and ECRC	33,408	984	—	1.02	(4,024)	(33)	—	(0.12)
Adjusted Earnings (Loss)	$25,224	$1,157	$(97)	$0.76	$11,133	$267	$(95)	$0.33

(a)
Severance expenses, professional fees and other restructuring related charges which are primarily recorded in selling, general and administrative expenses in 2015 and primarily in cost of goods sold in 2014.

(b)	Primarily professional fees related to the terminated Combination Agreement with LCY, which are recorded in selling, general and administrative expenses.

(c)
Weather-related production downtime at our Belpre, Ohio, facility and an operating disruption from a small fire at our Berre, France, facility. In 2014, $12.4 million is recorded in cost of goods sold and $0.6 million is recorded in selling, general and administrative expenses. In 2015, the reduction in costs is due to an additional insurance recovery related to the Belpre production downtime, which is recorded in cost of goods sold.

(d)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general and administrative expenses.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET LOSS ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended March 31, 2015
	As Reported	Other Adjustments		FIFO TO ECRC Adjustment	Adjusted
Revenue	$261,429	$—		$—	$261,429
Cost of goods sold	214,868	128	(a)	(33,408)	181,588
Gross profit	46,561	(128)		33,408	79,841
Operating expenses:
Research and development	7,947	—		—	7,947
Selling, general and administrative	26,949	(1,619)	(b)	—	25,330
Depreciation and amortization	15,296	—		—	15,296
Total operating expenses	50,192	(1,619)		—	48,573
Earnings of unconsolidated joint venture	76	—		—	76
Interest expense, net	6,120	—		—	6,120
Income (loss) before income taxes	(9,675)	1,491		33,408	25,224
Income tax expense	66	107	(c)	984	1,157
Consolidated net income (loss)	(9,741)	1,384		32,424	24,067
Net income (loss) attributable to noncontrolling interest	(285)	188	(d)	—	(97)
Net income (loss) attributable to Kraton	$(9,456)	$1,196		$32,424	$24,164
Earnings (loss) per common share:
Basic	$(0.30)	$0.04		$1.03	$0.76
Diluted	$(0.30)	$0.04		$1.02	$0.76
Weighted average common shares outstanding:
Basic	31,067	31,067		31,067	31,067
Diluted	31,067	31,371		31,371	31,371

(a)	$0.1 million reduction of production downtime costs related to an insurance recovery.

(b)	$0.8 million of restructuring and other charges, $0.3 million of transaction related costs, and $0.5 million of KFPC startup costs.

(c)	Tax effect of other adjustments.

(d)	Portion of the adjustment associated with the KFPC startup costs which is attributed to the non-controlling interest.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET LOSS ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended March 31, 2014
	As Reported	Other Adjustments		FIFO TO ECRC Adjustment	Adjusted
Revenue	$311,656	$—		$—	$311,656
Cost of goods sold	254,583	(12,904)	(a)	4,024	245,703
Gross profit	57,073	12,904		(4,024)	65,953
Operating expenses:
Research and development	8,297	—		—	8,297
Selling, general and administrative	34,218	(10,325)	(b)	—	23,893
Depreciation and amortization	16,409	—		—	16,409
Total operating expenses	58,924	(10,325)		—	48,599
Earnings of unconsolidated joint venture	117	—		—	117
Interest expense, net	6,338	—		—	6,338
Income (loss) before income taxes	(8,072)	23,229		(4,024)	11,133
Income tax expense (benefit)	122	178	(c)	(33)	267
Consolidated net income (loss)	(8,194)	23,051		(3,991)	10,866
Net loss attributable to noncontrolling interest	(285)	190	(d)	—	(95)
Net income (loss) attributable to Kraton	$(7,909)	$22,861		$(3,991)	$10,961
Earnings (loss) per common share:
Basic	$(0.24)	$0.70		$(0.12)	$0.34
Diluted	$(0.24)	$0.69		$(0.12)	$0.33
Weighted average common shares outstanding:
Basic	32,162	32,162		32,162	32,162
Diluted	32,162	32,501		32,501	32,501

(a)	$12.4 million of production downtime and $0.5 million of restructuring and other charges.

(b)	$9.2 million of transaction related costs, $0.6 million of production downtime, and $0.5 million of KFPC startup costs.

(c)	Tax effect of other adjustments.

(d)	Portion of the adjustment associated with the KFPC startup costs which is attributed to the non-controlling interest.